Private Equity Investments

Secondary Investment Funds

North America	Acquisiton / Commitment Date	Fair Value
Audax Private Equity Fund IV CF, L.P.	Dec-20	$5,396,109
Kelso Breathe Investor (DE), L.P.	Feb-21	4,650,000
Harvest Partners VI, L.P.	Mar-21	3,689,439
TA Atlantic and Pacific VII-B, L.P.	Dec-20	3,448,785
AHP Fund I PV Feeder, L.P. [Assured Healthcare Partners]	Dec-20	3,039,453
Valar Co-Invest I, L.P.	Dec-20	3,145,582
Pine Brook Capital Partners II, L.P.	Dec-20	2,696,216
OHCP V GA COI, L.P.	Dec-20	2,449,209
Ampersand CF, L.P.	Nov-20	2,420,478
Patriot SPV, L.P.	Mar-21	2,412,000
THL HT Parallel SPV, L.P.	Nov-20	1,997,583
SPC Partners IV, L.P. [Swander Pace Capital]	Mar-21	1,925,462
Tailwind Capital Partners II (Cayman), L.P.	Dec-20	1,910,533
Sterling Investment Partners III, L.P.	Jan-21	1,607,928
Blackstone Capital Partners VI, L.P.	Jan-21	1,418,627
FFL Parallel Fund IV, L.P. [Friedman Fleischer & Lowe]	Jan-21	1,215,016
Clearview Capital Fund II, L.P.	Mar-21	1,012,054
AHP Fund II PV Feeder, L.P. [Assured Healthcare Partners]	Dec-20	537,087
SPC Partners V, L.P. [Swander Pace Capital]	Dec-20	358,697
AEA Investors Fund V, L.P.	Dec-20	221,327
Oak Hill Capital Partners V (Offshore 892), L.P.	Jan-21	205,276
ABRY Partners VI, L.P.	Mar-21	179,428
Littlejohn Fund IV-A, L.P.	Dec-20	174,260
Gores Capital Partners III, L.P.	Jan-21	114,029
ABRY Senior Equity III, L.P.	Mar-21	70,262
TowerBrook Investors III (Parallel), L.P.	Dec-20	15,919
Madison Dearborn Capital Partners VIII-C, L.P.[1]	Mar-21	-

Total North America		46,310,759

Europe
Sixth Cinven Fund (No.3), L.P.	Oct-20	7,951,953
Fifth Cinven Fund (No.1), L.P.	Oct-20	2,249,293
ASTORG V FPCI	Jan-21	905,758
Equistone Partners Europe Fund IV "E", L.P.	Dec-20	481,678
Terra Firma Capital Partners II, L.P. B	Jan-21	18,287

Total Europe		11,606,970

Rest of World
Carlyle South America Buyout Fund, L.P.	Jan-21	814,763
Carlyle MENA Partners, L.P.	Jan-21	324,638

Total Rest of World		1,139,401

Total Secondary Investments		59,057,130

Co-Investments

North America	Acquisiton / Commitment Date	Fair Value
Decisions, LLC	Dec-20	5,062,500
BPCP Speedstar Acquisition LLC	Jan-21	1,900,000

Total North America		6,962,500

Total Co-Investments		6,962,500

Total Private Equity Investments		66,019,630

Real Asset Investments

Co-Investments
North America	Acquisiton / Commitment Date	Fair Value
MH Fund Co-Invest	Dec-20	6,000,000

Total North America		6,000,000

Total Co-Investments		6,000,000

Total Real Asset Investments		6,000,000

Total Private Market Investments (0.0%)		72,019,630

Total Other Net Assets (Predominately Cash Equivalents) (0.0%)		11,492,378

Net Assets (0.0%)		$83,512,008

1No capital has been drawn to date.

Holdings stated as of the date listed above and are subject to change.

Geographic region generally reflects the geographic location of the fund manager.

Co-Investments typically involve the fund directly acquiring an interest in an operating company, project or property generally alongside an investment by a fund manager that leads the transaction. Secondary Investment Funds typically refer to investments in existing private market funds through the acquisition of an existing interest in a private markets fund by one investor from another in a negotiated transaction. Primary Investment Funds typically refer to investments in newly established private market funds which have not yet begun operations.

Before investing you should carefully consider the fund’s investment objectives, risks, charges and expenses. This and other information is in the prospectus, a copy of which may be obtained from Conversus StepStone Private Markets at 704.215.4300. An investor should read the prospectus carefully before investing (https://www.sec.gov/Archives/edgar/data/1789470/000119312520248265/d84333dn2a.htm). Investors should also review the material available on www.conversus.com with respect to Conversus StepStone Private Markets.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective under the Securities Act of 1933. This communication shall not constitute an offer to buy or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any such state.

Foreside Fund Services, LLC, a FINRA-registered broker-dealer, acts as Distributor.